EXHIBIT 19-A
                                Selected Information
                            Relating to the Receivables

                          Ford Credit 1993-A Grantor Trust


Total amount of 1993 distributions to
Class A Certificateholders allocable to principal.....$505,504,473.57

Total amount of 1993 distributions to
Class A Certificateholders allocable to interest .....$ 58,197,427.84

Total amount of Class A servicing fees
paid in 1993 to Servicer..............................$ 11,999,469.60